                                                                     EXHIBIT 4.8

COLLATERAL ASSIGNMENT OF INTEREST RATE PROTECTION AGREEMENT

     COLLATERAL ASSIGNMENT OF INTEREST RATE PROTECTION AGREEMENT, dated as of December 12, 2001 (this "Assignment"), made by VENTAS FINANCE I, LLC, a Delaware
                         ----------
limited liability company, having an address c/o Ventas, Inc., 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207-1642 ("Assignor"), in favor of
                                                   --------
MERRILL LYNCH MORTGAGE LENDING, INC., a Delaware corporation, having an address at c/o Merrill Lynch & Co., One World Financial Center, 250 Vesey Street, North Tower, New York, New York 12028 (together with its successors, transferees and assigns, "Assignee"). Capitalized terms used but not defined herein shall have
          --------
the meanings assigned such terms in the Loan and Security Agreement, dated as of the date hereof (as amended, modified or restated, the "Loan Agreement"),
                                                        --------------
between Assignor and Assignee.

     1. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby pledges, assigns, transfers and grants a security interest to Assignee in and to all its right, title and interest in, to and under (a) the interest rate hedge or protection agreement and any related confirmation described on Exhibit A attached hereto and made a
                                          ---------
part hereof (such agreement(s) and confirmation(s), as same may be amended or modified, and any renewals or replacements thereof, or successor agreements thereto, collectively, the "Rate Protection Agreement"), with the counterparty
                            -------------------------
indicated on the signature page hereof (the "Counterparty"), and (b) all amounts
                                             ------------
received or receivable under the Rate Protection Agreement and all "proceeds" (as defined in the Uniform Commercial Code adopted in the State of New York (the "UCC")) thereof, to have and to hold the same, unto Assignee, its successors and
 ---
assigns. This Assignment constitutes additional security for payment by Assignor of that certain loan in the original principal amount of $225,000,000 from Lender to Assignor evidenced by or arising pursuant to the Loan Agreement and pursuant to the other Loan Documents.

     2. Counterparty hereby consents to the above collateral assignment by Assignor of the Rate Protection Agreement and agrees that, until otherwise advised in writing by Assignee, Counterparty will make any payments to become payable under or pursuant to the Rate Protection Agreement to, or at the direction of, Assignee from time to time. Upon termination of this Assignment, Counterparty will be instructed by Assignee to make payments to, or at the direction of, Assignor. Assignor hereby instructs and authorizes Counterparty to make any payments payable pursuant to the Rate Protection Agreement to Assignee by wire transfer to the Central Account at the following address:

                            First Union National Bank
                            Charlotte, NC 28288
                            Account #: 5000000031841
                            Account Name: Ventas Finance I, LLC Central Account ABA #: 053-000-219
                            Reference: FUNB Loan #52-4000001

     3. Upon the occurrence and during the continuance of an Event of Default, Assignee shall be entitled to exercise all applicable remedies provided under the UCC with respect to the Rate Protection Agreement and the other related collateral pledged hereunder.

     4. Assignor hereby covenants and agrees that Assignor shall not, without first obtaining Assignee's written consent, convey, assign, sell, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant an option or options with respect to, or otherwise dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration) the Rate Protection Agreement or any interest therein. Assignor and Counterparty hereby covenant and agree that Assignor and Counterparty shall not, without first obtaining Assignee's written consent (which consent shall not be unreasonably withheld, delayed or conditioned), amend, modify, cancel or terminate the Rate Protection Agreement.

     5. This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

     6. This Assignment shall terminate upon payment in full of the Obligations of the Assignor under the Loan Documents.

     7. This Assignment shall be binding upon Assignor and its successors and assigns and shall inure to the benefit of Assignee and its successors and assigns.

     8. Subject to the provisions of the Loan Agreement, Assignee shall have the right to assign this Assignment and the obligations hereunder in connection with any assignment or transfer of all or any portion of the Loan or any interest therein. The parties hereto acknowledge that following the execution and delivery of this Assignment, Assignee may sell, transfer and assign this Assignment and certain other Loan Documents, all subject to the provisions of the Loan Agreement. All references to "Assignee" hereunder shall be deemed to include the successors and assigns of Assignee, and the parties hereto acknowledge that actions taken by Assignee hereunder may be taken by Assignee's agents and by the agents of the successors and assigns of Assignee. To the extent any of the terms and conditions of this Assignment conflict with the Rate Protection Agreement, the provisions of this Assignment shall control over any other provisions of the Rate Protection Agreement.

     9. This Assignment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day and year first above written.

                                           ASSIGNOR:
                                           --------

                                           VENTAS FINANCE I, LLC,
                                           a Delaware limited liability company

                                           By:  /s/ T. Richard Riney
                                               --------------------------------
                                           Name:  T. Richard Riney
                                           Title: Executive Vice President

ACKNOWLEDGED AND AGREED
-----------------------
BY COUNTERPARTY:
---------------

BANC OF AMERICA FINANCIAL PRODUCTS, INC.

By:/s/ Jeffrey Evans
   ------------------------------
Name: Jeffrey Evans
Title: Chief Operating Officer